Exhibit 99.1
April 22, 2010

FOR IMMEDIATE RELEASE

Contacts:
ANALYSTS		MEDIA
Tamera Gjesdal	Alan Greer	Cynthia Williams
Senior Vice President	Executive Vice President	Senior Vice President
Investor Relations	Investor Relations	Corporate Communications
(336) 733-3058	(336) 733-3021	(336) 733-1478

BB&T reports first quarter net income of $194 million;
Earnings per common share total $.27

Improving consumer credit outlook results in lower loan loss provision

     WINSTON-SALEM, N.C. -- BB&T Corporation (NYSE: BBT) today reported earnings for the first quarter of 2010. For the first quarter, net income totaled $194 million, or $.27 per diluted common share, compared with $318 million, or $.48 per diluted common share, earned during the first quarter of 2009.

     “BB&T enjoyed a solid first quarter of 2010 with continued improvement in underlying credit trends,” said Chairman and Chief Executive Officer Kelly S. King. “The build in our allowance for credit losses slowed substantially compared to recent quarters because of better consumer and specialized lending credit trends. Growth in nonperforming assets slowed to 5.6%, excluding covered loans, and early stage credit indicators continued to improve for many of our portfolios.

     “Our acquisition of Colonial is providing tremendous benefits. The net interest margin and the margin outlook for 2010 increased in the quarter, primarily due to the accretion benefits from Colonial and lower deposit costs. The integration of Colonial is progressing smoothly and we are on target for the systems conversion in the second quarter. Overall, the acquisition is exceeding our expectations and we remain very excited about its future strategic benefits,” King said.

•	Outlook for credit continues to improve
	o	Rate of increase in nonperforming assets slows to 5.6% in the first quarter, down for the fourth consecutive quarter
	o	Early stage credit indicators for the consumer loan portfolios and specialized lending portfolios show continued signs of improvement
	o	Net charge-offs totaled 1.84% for the quarter, up 1 basis point compared to the fourth quarter of 2009
	o	The provision for credit losses totaled $575 million, exceeding net charge-offs by $100 million, or $.09 per share
	o	The provision for credit losses increased the allowance for loan and lease losses as a percentage of loans and leases held for investment to 2.65% at March 31 compared to 2.51% at Dec. 31, 2009
	o	The outlook for net charge-offs remains unchanged for 2010 at 1.80%

•	Net interest income for the first quarter increased 14.7% compared to the first quarter of 2009
	o	The net interest margin increased to 3.88% for the first quarter, a 31 basis point increase compared to the first quarter of 2009
	o	Net interest margin increased 8 basis points compared to Dec. 31, 2009
	o	The current quarter margin is BB&T’s strongest since 2005
	o	The margin increase was driven primarily by higher yields on acquired loans and lower deposit costs
	o	2010 margin outlook improves following a reassessment of cash flows from acquired loans
	o	Approximately 80% of the margin increase from covered loans is offset through other noninterest income

•	Average client deposits were up a strong 24.5% in the first quarter compared to the first quarter of 2009 due largely to the Colonial acquisition
	o	Net new client transaction accounts increased 38.1% compared with the first quarter of 2009 including Colonial
	o	Deposit mix continued to improve with 33.5% growth in average noninterest bearing deposit accounts and 52.2% growth in average interest checking
	o	Average client certificates of deposit increased 13.6%
	o	Excluding the Colonial acquisition, average client deposits increased 4.8%

•	Average total loans and leases increased 4.8% for the first quarter of 2010 compared to the same period in 2009
	o	The growth results from loans acquired through the Colonial acquisition, loans originated by BB&T’s specialized lending group, which increased 15.2% in the first quarter and revolving credit loans, which increased 12.7%
	o	Commercial loans decreased 2.5% reflecting a $2.1 billion decrease in residential acquisition, development and construction loans compared to the first quarter last year and slower overall commercial loan demand
	o	Excluding the Colonial acquisition, average total loans decreased 4.3%

•	BB&T’s capital levels improve
	o	Tier 1 common ratio improved to 8.7% at March 31 from 8.5% at Dec. 31, 2009
	o	Tier 1 risk-based capital ratio increased to 11.7% from 11.5%
	o	Tangible common equity improved to 6.4% from 6.2%

•	Net revenue growth, excluding securities gains (losses), was 6.8% in the first quarter compared to the first quarter of 2009
	o	Pre-tax pre-provision earnings totaled $811 million
	o	Excluding securities gains (losses) and mortgage banking revenues, net revenue increased 12.7%

Impact from reassessment of acquired loans

     During the quarter, BB&T completed its first quarterly reassessment of cash flows on acquired loans. The reassessment resulted in additional accretion on loans of $22 million, which is reflected in interest income. This level of accretion reflects one month’s results based on the timing of the reassessment. The increase results from improving expectations for cash flows. The reassessment also revealed additional impairment in certain loans resulting in $19 million in additional provision for loan and lease losses. Combined with a $2 million reduction in noninterest income due to the net impact of these changes on the FDIC receivable, the net benefit to earnings was less than $1 million. Consistent with the provisions of the FDIC loss sharing agreements, approximately 80% of both the additional accretion and impairment is offset through the FDIC receivable.

Efforts to work with clients, reclassification of loan modifications cause increase in restructured loans

     BB&T’s performing restructured loans increased to $1.7 billion at March 31, and prior periods were revised to reflect the retrospective application of more definitive regulatory guidance. BB&T has continued its efforts in recent quarters to modify certain performing loans to assist clients that otherwise might become troubled. BB&T has a long history of working with clients in difficult times and has continued to do so during the last two years. BB&T fully re-underwrites each borrower before approving a modification and rarely forgives principal or interest on any loan.

     For commercial loans, performing restructured loans increased to $969 million at March 31. These loans are typically residential acquisition, development and construction loans where BB&T has extended the maturity of the loan for less than one year without a sufficient corresponding increase in the interest rate, or principal payments have been deferred to assist the borrower. The average rate on modified commercial loans was 4.09% compared to 4.25% earned on the entire commercial portfolio in the first quarter. For mortgage loans, BB&T underwrites the modification to a 31% debt to income ratio. BB&T’s typical mortgage restructuring includes a rate reduction to the conforming rate plus a premium at the time of the modification. The average interest rate of modified mortgage loans for the first quarter was 5.36%, compared to 5.51% for the entire mortgage portfolio, indicating that BB&T has not substantially reduced rates in mortgage loan restructurings.

Noninterest revenues decreased 18.1%; excluding securities gains (losses) and mortgage banking revenues, noninterest revenues increased 9.4%

     Noninterest income decreased $187 million, or 18.1%, in the first quarter of 2010 compared to the same period last year because of $153 million in lower securities gains and a $99 million decrease in mortgage banking revenues. Excluding the impact of these items, noninterest income increased 9.4% due to growth in service charges on deposit accounts, other nondeposit fees and commissions, checkcard fees, and trust and investment advisory revenues.

     BB&T earned $89 million in mortgage-related revenue in the first quarter of 2010, a decrease of 52.7% compared with the first quarter of 2009. The significant decline in mortgage banking income is due to a similar decrease in mortgage loan production as the refinance market has slowed substantially compared to 2009. BB&T originated $4.8 billion of mortgage loans during the first quarter of 2010 compared to $7.4 billion in originations in the first quarter last year.

     BB&T earned $253 million in insurance-related revenue in the first quarter of 2010, relatively flat compared with the first quarter of 2009, reflecting continued softness in the industry’s pricing for insurance premiums.

     Service charges on deposit accounts totaled $164 million in the first quarter of 2010, an increase of 5.1% compared to the same quarter of 2009. The increase in service charges was primarily due to additional revenue generated by the acquired Colonial Bank customers. Checkcard fees and other nondeposit fees and commissions increased 24.5% and 22.6%, respectively, compared to the first quarter of 2009. The increase in checkcard fees was primarily due to increased usage by new and existing clients. The growth in nondeposit fees and commissions was primarily the result of issuing more letters of credit and other commercial loan servicing fees. Trust and investment advisory revenue increased 18.8% due to improved market conditions.

     Other noninterest income totaled $22 million during the first quarter of 2010, compared with $11 million for the same period of 2009. Other income increased $13 million as a result of market-related increases in trading assets for post-employment benefits that are offset by a similar increase in personnel expense.

Noninterest expenses increase primarily due to higher credit costs

     BB&T’s noninterest expenses increased $272 million, or 25.4%, in the first quarter of 2010 compared with the same period in 2009. The increase included $116 million of additional net losses on sale and writedowns in the value of foreclosed properties; $26 million in higher foreclosed property maintenance expenses; an additional $12 million in FDIC insurance expense; and $12 million for post-employment benefits expense that are offset by additional noninterest income. This increase includes approximately $128 million of growth resulting from purchase acquisitions. BB&T also announced that projected one-time costs associated with the acquisition of Colonial would be $140 million, a $45 million reduction from the estimate at Dec. 31, 2009. The company has already expensed $44 million of the total projected charges.

About BB&T

     As of March 31, BB&T is the 10th largest financial services holding company in the U.S. with $163.7 billion in assets and market capitalization of $22.4 billion. Based in Winston-Salem, N.C., the company operates more than 1,800 financial centers in 12 states and Washington, D.C., and offers a full range of consumer and commercial banking, securities brokerage, asset management, mortgage and insurance products and services. A Fortune 500 company, BB&T is consistently recognized for outstanding client satisfaction by J.D. Power and Associates, the U.S. Small Business Administration, Greenwich Associates and others. More information about BB&T and its full line of products and services is available at www.BBT.com.

Earnings Webcast and Quarterly Performance Summary

     To hear a live webcast of BB&T’s first quarter 2010 earnings conference call at 8 a.m. (ET) today, please visit our Web site at www.BBT.com. Replays of the conference call will be available on the BB&T Web site until Thursday, May 6, or by dialing 1-888-203-1112 (access code 4313363) until Tuesday, April 27.

     BB&T’s First Quarter 2010 Quarterly Performance Summary, which contains detailed financial schedules, is available on BB&T’s Web site at www.bbt.com/bbt/about/financialprofile/statements.html.

###

Regulatory capital ratios are preliminary.

     This news release contains performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). BB&T’s management uses these “non-GAAP” measures in their analysis of the corporation’s performance. BB&T’s management uses these measures to evaluate the underlying performance and efficiency of its operations. It believes that these non-GAAP measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrating the effects of significant gains and charges in the current period. The company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. BB&T’s management believes that investors may use these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Tangible common equity and Tier 1 common equity ratios are non-GAAP measures. BB&T uses the Tier 1 common equity definition used in the SCAP assessment to calculate these ratios. BB&T's management uses these measures to assess the quality of capital and believes that investors may find them useful in their analysis of the corporation. These capital measures are not necessarily comparable to similar capital measures that may be presented by other companies.

     This news release contains certain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results may differ materially from current projections. Please refer to BB&T’s filings with the Securities and Exchange Commission for a summary of important factors that may affect BB&T’s forward-looking statements. BB&T undertakes no obligation to revise these statements following the date of this news release.